EXHIBIT 99.1

Midway Gold Discloses Series A Preferred Dividend Payment

July 3, 2013

Denver, Colorado – Midway Gold Corp. (MDW: TSX-V & NYSE-MKT) announced today that it has paid its July 2, 2013 quarterly preferred dividend, payable to holders of Series A Preferred Shares, in common shares. Midway’s dividend payment, net of applicable tax withholdings, amounted to 1,166,930 shares at the NYSE-MKT closing price on July 1, 2013 of US $1.02 per share.

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.